Exhibit 1

Becker Drapkin Management, L.P.
300 Crescent Court
Suite 1111
Dallas, Texas 75201

VIA FEDERAL EXPRESS

November 10, 2010

Corporate Secretary
Navarre Corporation
7400 49th Avenue North
New Hope, MN 55428

Notice to the Secretary

To Whom It May Concern:

Becker Drapkin Management, L.P., a Texas limited partnership; Becker Drapkin Partners (QP), L.P., a Texas limited partnership; Becker Drapkin Partners, L.P., a Texas limited partnership; and BD Partners II, L.P., a Texas limited partnership (the “Beneficial Owners”), hereby notify you that they collectively are beneficial owners of shares of Navarre Corporation (the “Company”), beneficially owning, an amount of shares of common stock of the Company (“Common Stock”) as set forth in the Schedule 13D filed by the Beneficial Owners with the Securities and Exchange Commission.  In their capacity as beneficial owners of shares of Common Stock and pursuant to Section 302A.461 of the Minnesota Business Corporation Act (the “MBCA”), the Beneficial Owners hereby demand that they be given the opportunity to inspect, during the Company’s usual business hours, certain records and documents of the Company and to make copies thereof, as detailed below (the “Demand”).

The purpose of this Demand is to permit the Beneficial Owners to potentially communicate with other stockholders of the Company for a number of purposes including proxy solicitation in connection with a special meeting of shareholders of the Company, which the Beneficial Owners are contemplating calling.  The Beneficial Owners believe that this constitutes “proper purposes” under Section 302A.461 of the MCBA.  The Beneficial Owners certify that they will not use any such documents or any portion thereof for any purpose other than a proper purpose.

Specifically, the Demand consists of the following:

1.
A complete record or list of the Company’s stockholders certified by its transfer agent, which record or list sets forth the name and address of each stockholder of the Company and the number of shares of Common Stock registered in the name of each stockholder of the Company as of the most recent practicable date;

2.	A complete list on compact disc, USB flash drive, electronically transmitted file, or similar electronic medium (any such electronic storage medium, an “Electronic

Medium”) of the holders of the Common Stock as of the most recent practicable date, showing the name, address and number of shares registered in the name of each such holder; such computer processing data as is necessary to make use of such list on an Electronic Medium; and a hard copy printout of the full contents of such list on an Electronic Medium for verification purposes;

3.
All information in or which comes into the Company’s or its transfer agent(s)’ or registrar(s)’ possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, concerning the names, addresses and number of shares held by the participating brokers and banks named in the individual nominee names of Cede & Co. or other similar depositories or nominees, including respondent bank lists obtained pursuant to the requirements of Rule 14b-2 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”);

4.
All information in or that comes into the Company’s possession, or that can reasonably be obtained from nominees of any central certificate depository system, concerning the number and identity of the actual beneficial owners of Common Stock, including a list of all owners who hold Common Stock in the name of Cede & Co. or other similar nominees;

5.
A list or lists containing the name, address, and number of shares of Common Stock attributable to participants in any employee stock ownership, incentive, profit sharing, savings, retirement, stock option, stock purchase, restricted stock or other comparable plan of the Company in which the voting of shares held by such plan is made, directly or indirectly, individually or collectively, by participants in such plan, as well as the name, firm and address of the trustee or administrator of such plan and a detailed explanation of the treatment not only of shares for which such trustee or administrator receives instructions from participants, but also shares for which either they do not receive instructions or shares which are outstanding in the plan but are unallocated to any participant;

6.	As promptly as practicable, the most recent omnibus proxies and correspondent participant listings with respect to all nominees and respondent banks;

7.
All lists and other data, including data in any Electronic Medium, in or which come into the possession or control of the Company, or which can reasonably be obtained pursuant to Rules 14b-1 and 14b-2 promulgated under the Exchange Act, which set forth the name and address of, and the number of shares owned by, each beneficial owner of Common Stock who has not objected to having his or her name disclosed (commonly referred to as the “non-objecting beneficial owners” or “NOBO” list);

8.	A “stop transfer” list or stop list relating to the shares of Common Stock;

9.
All additions, changes and corrections to any of the information requested pursuant to items 1 through 8 from the date hereof until the Beneficial Owners request termination of the transmission of such materials.

The Beneficial Owners agree to bear the reasonable costs incurred by the Company in connection with the production of the requested materials to the extent required by Subdivision 5 of Section 302A.461 of the MBCA. The Beneficial Owners hereby designate Boies, Schiller & Flexner LLP and its partners, employees and other persons designated by it in writing, acting together, singly or in any combination, to conduct the requested examination and copying of materials.

Please advise Richard J. Birns of Boies, Schiller & Flexner LLP (Tel: 212-754-4207) as to the time and place that the requested information will be made available in accordance with this Demand.

A power of attorney and affidavit relating to this letter have been attached to this letter as Annex A and Annex B, respectively.

The Beneficial Owners hereby reserve their rights to inspect any other books and records of the Company as permitted under the MCBA or other applicable law.

We trust that this Demand complies in all respects with applicable law. If the Company believes this Demand is incomplete or otherwise deficient in any respect, please contact us immediately so that any alleged deficiencies may be promptly addressed.

[Signature page follows.]

Sincerely,

BECKER DRAPKIN MANAGEMENT, L.P.

By:	BC Advisors, LLC, its general partner

	By:	/s/ Matthew A. Drapkin
Name: Matthew A. Drapkin
Title: Co-Managing Member

BECKER DRAPKIN PARTNERS (QP), L.P.

By:	Becker Drapkin Management, L.P., its general partner

	By:	BC Advisors, LLC, its general partner

		By:	/s/ Matthew A. Drapkin
Name: Matthew A. Drapkin
Title: Co-Managing Member

BECKER DRAPKIN PARTNERS, L.P.

By:	Becker Drapkin Management, L.P., its general partner

	By:	BC Advisors, LLC, its general partner

		By:	/s/ Matthew A. Drapkin
Name: Matthew A. Drapkin
Title: Co-Managing Member

BD PARTNERS II, L.P.

By:	Becker Drapkin Management, L.P., its general partner

	By:	BC Advisors, LLC, its general partner

		By:	/s/ Matthew A. Drapkin
Name: Matthew A. Drapkin
Title: Co-Managing Member